EXHIBIT 99.1

Anaren Reports 4th Quarter and 2012 Fiscal Year-End Results

SYRACUSE, N.Y., Aug. 6, 2012 (GLOBE NEWSWIRE) -- Anaren, Inc. (Nasdaq:ANEN) today reported net sales for the fiscal 2012 fourth quarter ended June 30, 2012 of $38.2 million, down 19.1% from $47.2 million for the fourth quarter of last year.

GAAP (U.S. generally accepted accounting principles) net income for the fourth quarter of fiscal 2012 was $2.9 million, or $0.20 per diluted share, compared to $4.2 million, or $0.29 per diluted share for the fourth quarter of last year.

Non-GAAP diluted earnings per share, excluding non-cash equity based compensation and intangible amortization, was $0.26 for the fourth quarter of fiscal 2012 compared to non-GAAP earnings per share of $0.34 for the fourth quarter of fiscal 2011.

GAAP operating income for the fourth quarter of fiscal 2012 was $3.6 million, or 9.4% of net sales, compared to $5.3 million, or 11.2% of net sales for the fourth quarter of last year.

Non-GAAP operating income for the fourth quarter of fiscal 2012, which excludes non-cash equity based compensation and intangible asset amortization was $4.9 million, or 12.7% of net sales, compared to $6.4 million, or 13.7% of net sales for the fourth quarter of fiscal 2011.

Income taxes for the fourth quarter of fiscal 2012 were $0.9 million, representing an effective tax rate of 22.6% compared to income tax expense of $1.7 million for the fourth quarter of fiscal 2011, representing an effective tax rate of 28.0%. The projected effective tax rate for fiscal 2013, absent one-time events, is expected to be 32.0%.

Lawrence A. Sala, Anaren's Chairman, President and CEO said, "While current quarter revenue and profitability remains below fiscal 2011 fourth quarter levels, we were pleased to see 10% sequential quarterly sales growth, driven by strengthening demand for Wireless infrastructure products. In addition, non-GAAP operating income improved 64% over third quarter levels, due to the higher sales volume and the actions taken in the first half of the fiscal year to reduce operating expenses. Given the reduction in manufacturing and operating expenses, improving Wireless customer forecasts and a record Space & Defense order backlog, we believe that we are well positioned for improving sales and profitability in fiscal 2013."

Net sales for the year ended June 30, 2012, were $147.3 million, compared to net sales of $179.2 million for last year. GAAP net income for fiscal 2012 was $8.6 million, or $0.59 per diluted share, compared to $16.4 million, or $1.11 per diluted share for fiscal 2011.

Non-GAAP diluted earnings per share, which excludes non-cash equity based compensation and intangible amortization, was $0.81 for fiscal 2012 compared to non-GAAP diluted earnings per share of $1.34 for fiscal 2011.

During the fourth quarter of fiscal 2012, the Company generated $10.4 million in operating cash flow compared to $8.4 million in the fourth quarter of fiscal 2011. Additionally, during the current quarter the Company repurchased approximately 901,000 shares of its common stock for a total of $17.0 million and expended $2.1 million for capital additions. Cash, cash equivalents and marketable debt securities at June 30, 2012 were $43.9 million.

Wireless Group

Wireless Group net sales for the fourth quarter of fiscal 2012 were $13.4 million, down 32.5% from $19.7 million for the fourth quarter of fiscal 2011, driven by the continuing softness in demand from wireless infrastructure customers. While year over year comparisons with the record demand in fiscal 2011 are unfavorable, fourth quarter fiscal 2012 Wireless Group sales improved 30% sequentially over third quarter fiscal 2012 levels as inventory in the distribution channel was liquidated and demand ramped in the quarter. Demand for our Wireless infrastructure products continues to improve and current customer forecasts indicate increased Wireless sales for fiscal 2013.

New product investments for the quarter continued to be focused on expansion of the wireless infrastructure components and low power wireless Anaren Integrated Radio (AIR) module product lines.

Customers that generated greater than 10% of Wireless Group net sales for the quarter were E.G. Components, Huawei, Nokia and Richardson.

Space & Defense Group

Space & Defense Group net sales for the fourth quarter of fiscal 2012 were $24.8 million, down 9.5% from $27.5 million for the fourth quarter of fiscal 2011, due primarily to an expected decline in Low Temperature Co-fired Ceramics ("LTCC") sales.

New orders for the quarter totaled $34.8 million and were driven by ground-based radar, satellite and passive ranging applications, resulting in a book-to-bill ratio of 1.16 to 1.0 for the Group in fiscal 2012. The space and defense opportunity environment remains robust with numerous new satellite and radar applications. Space & Defense Group order backlog at June 30, 2012 was a record $105 million.

Customers that generated greater than 10% of Space & Defense Group net sales for the quarter were Lockheed Martin, Northrop Grumman and Raytheon.

Non-GAAP Financial Measures

In addition to presenting financial results calculated in accordance with GAAP, Anaren's earnings release contains non-GAAP financial measures including: non-GAAP gross profit, non-GAAP operating income, non-GAAP net income and non-GAAP net income per diluted share. These non-GAAP measures are each adjusted from GAAP results to exclude certain non-cash items including equity-based compensation and intangible asset amortization.

The Company believes these non-GAAP financial measures provide useful information to both management and investors to help understand and compare business trends among reporting periods on a consistent basis. Additionally, these non-GAAP financial measurements are one of the primary indicators management uses for planning and forecasting in future periods. The presentation of this additional information should not be considered in isolation or as a substitute for results prepared in accordance with GAAP.

Outlook

For the first quarter of fiscal 2013, we anticipate comparable sales for both the Space & Defense Group and Wireless Group compared to fourth quarter levels. As a result, we expect net sales to be in the range of $36 to $41 million. We expect GAAP net earnings per diluted share, absent one-time events, to be in the range of $0.13 - $0.24, using an anticipated tax rate of approximately 32.0% and inclusive of approximately $0.05 per share related to expected equity based compensation expense and amortization of intangibles. Non-GAAP net earnings per diluted share are expected to be in the range of $0.18 - $0.29 for the first quarter of fiscal 2013.

Forward-Looking Statements

The statements contained in this news release which are not historical information are "forward-looking statements."   These and other forward-looking statements are based on management's current expectations and are subject to business, market and economic risks and uncertainties that could cause actual results to differ materially from those discussed. You are encouraged to review Anaren's filings with the Securities and Exchange Commission to learn more about the various risks and uncertainties facing Anaren's business and their potential impact on Anaren's revenue, earnings and stock price. Unless required by law, Anaren disclaims any obligation to update or revise any forward-looking statement.

Conference Call

Anaren will host a live teleconference, open to the public on the Anaren Investor Info, Live Webcast Web Site (www.anaren.com) on August 7, 2012 at 8:30 a.m. (ET). A replay of the conference call will be available at 9:30 a.m. (ET) beginning August 7, 2012 through 11:30 p.m. on August 14, 2012. To listen to the replay, interested parties may dial in the U.S. at 1-855-859-2056 and International at 1-404-537-3406. The passcode is 88718325. If you are unable to access the Live Webcast, the dial in number for the U.S. is 1-877-734-4580 and International is 1-678-905-9378.

Company Background

Anaren designs, manufactures and sells complex microwave components and subsystems for the wireless communications, satellite communications and defense electronics markets. For more information on Anaren's products, visit our Web site at www.anaren.com.

The Anaren, Inc. logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=5360

ANAREN, INC.
Condensed Consolidated Statements of Income
(in thousands except per share data)
(unaudited)

	Three Months Ended		Twelve Months Ended
	June 30, 2012	June 30, 2011	June 30, 2012	June 30, 2011

Sales	$ 38,172	$ 47,172	$ 147,346	$ 179,170

Cost of sales	24,305	29,280	95,924	111,264
Gross profit	13,867	17,892	51,422	67,906
	36.3%	37.9%	34.9%	37.9%
Operating expenses:
Marketing	2,742	2,975	10,328	10,592
Research and development	3,035	4,741	13,217	16,765
General and administration	4,511	4,915	17,549	19,299
Total operating expenses	10,288	12,631	41,094	46,656

Operating income	3,579	5,261	10,328	21,250
	9.4%	11.2%	7.0%	11.9%
Other income (expense):
Other income	203	738	656	1,174
Interest expense	(19)	(105)	(170)	(498)
Total other income, net	184	633	486	676

Income before income tax expense	3,763	5,894	10,814	21,926
Income tax expense	850	1,650	2,200	5,525
Net income	$ 2,913	$ 4,244	$ 8,614	$ 16,401
	7.6%	9.0%	5.8%	9.2%

Earnings per share:
Basic	$ 0.21	$ 0.30	$ 0.61	$ 1.17
Diluted	$ 0.20	$ 0.29	$ 0.59	$ 1.11

Weighted average common shares outstanding:
Basic	13,767	14,032	14,050	13,988
Diluted	14,457	14,849	14,702	14,746

ANAREN, INC.
Condensed Consolidated Balance Sheets
(in thousands)
(unaudited)

	June 30, 2012	June 30, 2011

Assets:
Cash, cash equivalents and short-term investments	$ 32,232	$ 67,702
Receivables, less allowances	29,521	30,931
Inventories	36,443	33,733
Prepaid expenses and other assets	6,650	6,120
Total current assets	104,846	138,486

Securities held to maturity	11,657	13,441
Property, plant, and equipment, net	47,171	47,627
Other assets	--	1,741
Goodwill	42,343	42,389
Other intangibles, net	7,770	8,961
Total assets	$ 213,787	$ 252,645

Liabilities and Stockholders' Equity
Liabilities:
Current installments of long-term debt obligation	$ --	$ 10,000
Accounts payable	8,604	9,535
Accrued expenses	3,926	6,340
Customer advance payments	1,307	222
Other liabilities	2,068	2,290
Total current liabilities	15,905	28,387

Long-term debt obligation	--	20,000
Other non-current liabilities	12,379	9,154
Total liabilities	28,284	57,541

Stockholders' Equity:
Common stock and additional paid-in capital	223,326	214,467
Retained earnings	143,126	134,512
Accumulated other comprehensive loss	(3,026)	(603)
Less: cost of treasury shares	(177,923)	(153,272)
Total stockholders' equity	185,503	195,104

Total liabilities and stockholders' equity	$ 213,787	$ 252,645

ANAREN, INC.
Reconciliation of GAAP and Non-GAAP Gross Profit, Operating Income, Net Income and Dilluted Earnings Per Share
(in thousands except per share data)
(unaudited)

	Three Months Ended		Twelve Months Ended
	June 30, 2012	June 30, 2011	June 30, 2012	June 30, 2011

Sales	$ 38,172	$ 47,172	$ 147,346	$ 179,170

GAAP gross profit	$ 13,867	$ 17,892	$ 51,422	$ 67,906
Equity-based compensation expense (1)	209	190	814	741
Amortization of intangibles (2)	39	39	156	156
Non-GAAP gross profit	$ 14,115	$ 18,121	$ 52,392	$ 68,803
% of sales	37.0%	38.4%	35.6%	38.4%

GAAP operating income	$ 3,579	$ 5,261	$ 10,328	$ 21,250
Equity-based compensation expense (1)	984	882	3,853	4,097
Amortization of intangibles (2)	298	298	1,192	1,192
Non-GAAP operating income	$ 4,861	$ 6,441	$ 15,373	$ 26,539
% of sales	12.7%	13.7%	10.4%	14.8%

GAAP net income	$ 2,913	$ 4,244	$ 8,614	$ 16,401
Equity-based compensation expense (1)	984	882	3,853	4,097
Amortization of intangibles (2)	298	298	1,192	1,192
Tax effect	(462)	(425)	(1,816)	(1,904)
Non-GAAP net income	$ 3,733	$ 4,999	$ 11,843	$ 19,786
% of sales	9.8%	10.6%	8.0%	11.0%

Diluted earnings per share
GAAP diluted earnings per share	$ 0.20	$ 0.29	$ 0.59	$ 1.11
Equity-based compensation expense (1)	0.07	0.06	0.26	0.28
Amortization of intangibles (2)	0.02	0.02	0.08	0.08
Tax adjustments	(0.03)	(0.03)	(0.12)	(0.13)
Non-GAAP diluted earnings per share	$ 0.26	$ 0.34	$ 0.81	$ 1.34

Weighted average common shares outstanding
Diluted	14,457	14,849	14,702	14,746

1) These costs represent expense recognized in accordance with the share-based compensation accounting rules.

2) These costs represent amortization of intangible assets for the three months and twelve months ended June 30, 2012 and 2011.
ANAREN, INC.
Reconciliation of GAAP and Non-GAAP Gross Profit, Operating Income, Net Income and Dilluted Earnings Per Share
(in thousands except per share data)
(unaudited)

The following table details the Non-GAAP, Non-Cash expenses related to equity-based compensation and intangible asset amortization by expense category.

	Three Months Ended June 30, 2012
	(in thousands)
	(unaudited)

	Equity Based	Amortization
	Compensation	of Intangibles	Total
Cost of sales	$ 209	$ 39	$ 248
Marketing	71	--	71
Research and development	101	--	101
General and administrative	603	259	862
	$ 984	$ 298	$ 1,282

	Twelve Months Ended June 30, 2012
	(in thousands)
	(unaudited)

	Equity Based	Amortization
	Compensation	of Intangibles	Total
Cost of sales	$ 814	$ 156	$ 970
Marketing	245	--	245
Research and development	409	--	409
General and administrative	2,385	1,036	3,421
	$ 3,853	$ 1,192	$ 5,045

	Three Months Ended June 30, 2011
	(in thousands)
	(unaudited)

	Equity Based	Amortization
	Compensation	of Intangibles	Total
Cost of sales	$ 190	$ 39	$ 229
Marketing	18	--	18
Research and development	124	--	124
General and administrative	550	259	809
	$ 882	$ 298	$ 1,180

	Twelve Months Ended June 30, 2011
	(in thousands)
	(unaudited)

	Equity Based	Amortization
	Compensation	of Intangibles	Total
Cost of sales	$ 741	$ 156	$ 897
Marketing	212	--	212
Research and development	543	--	543
General and administrative	2,601	1,036	3,637
	$ 4,097	$ 1,192	$ 5,289

ANAREN, INC.
Condensed Consolidated Statements of Cash Flows
(in thousands)
(unaudited)

	Three months ended	Twelve months ended
	June 30, 2012	June 30, 2012
Cash flows from operating activities:
Net income	$ 2,913	$ 8,614

Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	2,053	8,265
Amortization	457	1,894
Deferred income taxes	1,046	1,385
Equity-based compensation	984	3,853
Receivables	(662)	1,410
Inventories	1,690	(2,710)
Accounts payable	2,228	(931)
Other assets and liabilities	(285)	(1,171)
Net cash provided by operating activities	10,424	20,609

Cash flows from investing activities:
Capital expenditures	(2,080)	(7,810)
Net purchases of marketable debt securities	(320)	(824)
Net cash used in investing activities	(2,400)	(8,634)

Cash flows from financing activities:
Payments on long-term debt	--	(30,000)
Proceeds from stock options exercised	251	4,512
Excess tax (expense) benefit	(192)	494
Purchase of treasury shares	(16,978)	(24,651)
Net cash used in financing activities	(16,919)	(49,645)

Effect of exchange rates on cash	8	294

Net decrease in cash and cash equivalents	$ (8,887)	$ (37,376)

Cash and cash equivalents at beginning of period	$ 29,899	$ 58,388

Cash and cash equivalents at end of period	$ 21,012	$ 21,012
CONTACT: George Blanton, CFO
         315-362-0436
         Joseph E. Porcello, VP-Accounting
         315-362-0514